Exhibit 10.9

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made as of May 20, 2019 (the “Effective Date”) by and between ARRAKIS THERAPEUTICS, INC., a Delaware corporation (“Sublandlord”) and DYNE THERAPEUTICS, INC., a Delaware corporation (“Subtenant”), in the following factual context:

A. CRP/King 830 Winter, L.L.C., a Delaware limited liability company (“Master Landlord”), and Sublandlord are the parties to that certain Lease dated as of June 29, 2018 (the “Master Lease”). The Master Lease covers certain premises consisting in the aggregate of 40,628 rentable square feet of space (the “Premises”) in that certain building located at 830 Winter Street, Waltham, Massachusetts (the “Building”).

B. Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the entirety of the portion of the Premises comprising 14,122 rentable square feet located on the second (2nd) floor of the Building and approximately as shown on the diagram attached as Exhibit A (the “Prime Premises”) and the Appurtenant Areas (as hereinafter defined) (collectively, the “Subleased Space”), on the terms and conditions set forth in this Sublease. The parties agree that the Prime Premises comprises 14,122 rentable square feet, and that such figure is not subject to remeasurement or modification.

C. Reference is made to that certain Consent, Nondisturbance and Attornment Agreement (the “CNDA”), dated as of May 20, 2019, by and among PPF OFF 828-830 WINTER STREET, LLC (as successor in interest to Master Landlord), Sublandlord and Subtenant, which is incorporated herein by reference.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Sublease

1.1 Grant. Sublandlord hereby subleases the Subleased Space to Subtenant and Subtenant hereby subleases the Subleased Space from Sublandlord on the terms and conditions set forth in this Sublease and, to the extent applicable, the Master Lease. Except to the extent directly contradicted by the provisions of this Sublease, any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Master Lease. The parties agree that the Subleased Space is 15,000 rentable square feet, comprised of (i) the Prime Premises of 14,122 rentable square feet and (ii) the Appurtenant Areas comprised of, in the aggregate, 878 rentable square feet as per the breakdown below.

“Appurtenant Areas” collectively shall mean:

(a)	PH System and Acid Neutralization Tank comprising 315 rentable square feet located on the basement floor of the Building;

(b)	Chemical Storage Premises comprising 114 rentable square feet located on the basement floor of the Building;

(c)	Nitrogen Tank Premises comprising 0 rentable square feet located outside of the Building.

(d)	Hazardous Waste Storage Premises comprising 114 rentable square feet located on the basement floor of the Building;

(e)	Generator comprising 0 rentable square feet located outside of the Building; and

(f)	Mechanical System Premises comprising 335 rentable square feet located on the basement floor of the Building.

1.2 Incorporation of Master Lease by Reference

(a) Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Section 1.2, all of the terms, covenants and conditions of the Master Lease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Master Lease shall refer to this Sublease; (ii) the term “Landlord” (and other defined terms containing the term “Landlord” or any derivative thereof) as used in the Master Lease, and subject to the limitations of Sublandlord’s responsibilities to Subtenant under the Master Lease set forth in Section 5 below of this Sublease, shall refer to Sublandlord; (iii) the term “Tenant” (and other defined terms containing the term “Tenant” or any derivative thereof) as used in the Master Lease shall refer to Subtenant; (iv) the term “Term” as used in the Master Lease shall refer to the Term defined herein; (v) the term “Expiration Date” as used in the Master Lease shall mean the Termination Date of this Sublease; (vi) the term “Premises,” as used in the Master Lease shall refer to the Subleased Space; (vii) the term “Base Rent” as used in the Master Lease shall refer to the Base Rent due under this Sublease; and (viii) the terms “Tenant’s Share” shall refer to Subtenant’s Share under this Sublease. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Master Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant. Notwithstanding the foregoing, the following provisions of the Master Lease are expressly not incorporated into this Sublease: (1) the definitions of Premises, Term Commencement Date, Estimated Term Commencement Date, Expiration Date, Term, Extension Term, Base Rent, Security Deposit/Letter of Credit and any and all definitions and terms which are defined in or included in any of the Excluded Master Lease Provisions (as hereinafter defined) set forth in Article 1 of the Master Lease (except to the extent used or referred to in this Sublease), (2) all of the following within the Master Lease: Articles 3 and 7, Sections 1.2, 1.3(b), 1.4(b), 2.4(b), 5.2(h) 10.7(b), 11.1(c), 12.2(but without limiting the effect of Section 6.1 of this Sublease Agreement), 12.3, 17.9, 21.1(a), 21.1(e), 26.3 and 26.7(b) the following provision in Section 9.1 “with such metering equipment to be installed as part of the Landlord’s Work”, those provisions in Sections 9.1, 9.2 and 9.3 regarding Tenant’s obligations regarding payment for the utilities referenced in such sections (payment obligations for the same instead being addressed in Article 3 of this Sublease), the last three sentences of Section 22.1, Exhibits 4, 6 and 12, and (3) such other terms of the Master Lease which are inapplicable, inconsistent with, or specifically modified by the terms of this Sublease (collectively, the “Excluded Master Lease Provisions”). Any reference to an allowance in the Master Lease is not incorporated herein. For the avoidance of doubt, in the event of a casualty, condemnation or Service Interruption, Subtenant shall be entitled to an abatement of rent only to the extent that Sublandlord actually receives such abatement from Master Landlord in accordance with the Master Lease.

(b) Sublandlord shall permit Subtenant to operate under Sublandlord’s MWRA Permit at no additional cost to Subtenant except as explicitly set forth herein, and Subtenant will take all such actions as may be reasonably necessary to facilitate this. In the event Sublandlord is required to move to a higher level permit than the current low flow MWRA Permit, due solely to the increased discharge from Subtenant, Subtenant shall be responsible for any increased costs associated with such higher level MWRA Permit. Subtenant shall be responsible for Subtenant’s Share (as hereinafter defined) for the daily monitoring costs related to the discharge under the MWRA Permit, which amount shall be paid as Additional Rent a set forth herein. Any indemnifications for the acts, omissions, negligence and willful misconduct of Subtenant and any of Subtenant’s employees, agents, contractors or invitees shall also apply to Subtenant’s use of Sublandlord’s MWRA Permit. Subtenant shall have the non-exclusive right to use its proportionate share of the Acid Neutralization Tank and Acid Neutralization Tank Premises under Section 1.7(b) of the Master Lease; provided, however, any Tank Costs shall be Sublandlord’s responsibility, except to the extent such Tank Costs are necessitated as a result of any acts, omissions, negligence or willful misconduct of Subtenant or any of Subtenant’s employees, agents, contractors or invitees. Subtenant’s use of the Acid Neutralization Tank shall be in accordance with applicable laws. Further, it is agreed that the obligations of Tenant in relation to Lab Services Equipment, as indicated in Section 10.1 of the Master Lease, do not apply to Subtenant, unless and to the extent any repair, replacement or maintenance is necessitated as a result of the acts, omissions, negligence or willful misconduct of Subtenant or any of Subtenant’s employees, agents, contractors or invitees. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, this Section 1.2(b) shall be superseded in its entirety by the provisions of Sections III.1 and III.2 of the CNDA.

(c) Sublandlord shall have all of the same rights and remedies with respect to the Subleased Space as Master Landlord has with respect thereto under the Master Lease, including, without limitation, the access rights (and limitations thereon) set forth in Section 2.4 of the Master Lease. This Sublease is expressly subject and subordinate to any mortgages or deeds of trust and all matters of record, ground leases and underlying leases to which the Master Lease is now or hereafter subject and subordinate pursuant to the Master Lease without the requirement of delivering any subordination, attornment and non-disturbance agreement or other agreements to Subtenant.

(d) Subtenant shall be entitled to exercise those rights of termination, if any, provided to the Sublandlord, as Tenant, in Article 15 of the Master Lease; provided, however, in no event shall Subtenant have the right to terminate this Sublease as set forth in Section 15.2(c).

(e) With respect to any of Subtenant’s obligations to be performed under this Sublease, when the Master Lease grants Sublandlord a specific number of days to perform its obligations thereunder, Subtenant shall perform such obligation not later than the date that is three (3) business days prior to the date Sublandlord is obligated under the Master Lease to perform such obligation; provided, however, in no event shall Subtenant have less than three (3) days with which to perform any monetary obligations prior to a default being claimed under this Sublease. Wherever in the Master Lease there is a specific number of days for Master Landlord to respond to a request from Tenant for consent or approval, Sublandlord shall have an additional two (2) business days to respond to any such request (including a second notice) from Subtenant under this Sublease. In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the provisions of this Sublease.

2. Term. The term of this Sublease (the “Term”) shall commence on the later date to occur of (i) the date Sublandlord delivers the Subleased Space to Subtenant free and clear of all tenants and occupants and free of all personal property, except as expressly set forth herein and in the condition indicated in Section 8 hereof with Sublandlord’s Furniture available, consistent with the terms of Section 9 hereof, and (ii) the date Sublandlord delivers to Subtenant a fully executed copy of the Consent to Sublease (as hereinafter defined) (the “Term Commencement Date”) and shall expire at 11:59 p.m. EST on the last day of the thirtieth (30th) full calendar month after the Term Commencement Date (the “Termination Date”), unless extended or sooner terminated pursuant to any provision of the Master Lease or this Sublease. Subject to the CNDA, this Sublease shall immediately terminate as of the date the Master Lease is terminated, for any reason, prior to the Termination Date. Promptly after the Term Commencement Date is determined, Sublandlord and Subtenant, following Sublandlord’s request, will execute a customary form of commencement date letter with respect to any or each of the above dates. Subtenant’s or Sublandlord’s failure or refusal to sign the same shall in no event affect the determination of such dates or either party’s obligations hereunder.

Notwithstanding the foregoing to the contrary, subject to Sublandlord’s right to reject Subtenant’s extension election and recapture the Subleased Space or any portion thereof after the initial thirty (30) month term for Sublandlord’s own use, provided that Subtenant shall not be in Default (as hereinafter defined) either at the time Sublandlord receives the Extension Notice (as hereinafter defined) or at the commencement of the Extension Term (as hereinafter defined), Subtenant shall have one (1) option to extend the Term for a period of six (6) months, but in any event not to exceed the term of the Master Lease (the “Extension Term”). Subtenant must exercise its right to extend the Term by providing written notice of the election to Sublandlord (the “Extension Notice”) at least nine (9) months prior to the Termination Date. In the event of such renewal, the “Term” shall include the Extension Term and such renewal shall be upon the same provisions as for the initial Term. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.4 of the CNDA shall apply to this Section 2.

3. Rent

3.1 Base Rent.

(a) During the Term, Subtenant shall pay to Sublandlord, base rent (“Base Rent”) as outlined in the foregoing chart:

Period:	Monthly Base Rent:	Yearly Base Rent:
Sublease Year 1	$63,750.00	$765,000.00	*
Sublease Year 2	$65,662.50	$787,950.00
Sublease Year 3	$67,637.50	$811,650.00	**

*

Notwithstanding anything to the contrary contained herein, provided and only so long as there is no Default in existence, the monthly payment of Base Rent due under this Sublease will be abated for the first (1) full month of the Term (the “Abated Month”). The foregoing rent abatement shall apply to and affect only the monthly installment of Base Rent due under this Sublease during the Abated Month and Subtenant shall be obligated to pay all Additional Rent and all other charges which accrue and are due under this Sublease with respect to the Subleased Space during the Abated Month. If at any time following the Effective Date there occurs any Default under this Sublease, Tenant’s right to abate the monthly installments of Base Rent during any future Abated Month shall immediately terminate and be of no further force and effect.

**	Annualized.

For purposes of this Sublease, “Sublease Year” shall mean each successive twelve (12) month period during the Term, with the first such Sublease Year commencing on the Term Commencement Date and each successive Sublease Year commencing on the next succeeding anniversary of the Term Commencement Date; provided, however, (i) the final Sublease Year shall expire on the Termination Date, and (ii) if the Term Commencement Date does not occur on the first day of a calendar month, then the first Sublease Year shall include the partial calendar month in which the first anniversary of the Term Commencement Date occurs and will end on the last day of the first full calendar month following the Term Commencement Date (creating a Sublease Year of slightly longer than 12 full months), and the remaining Sublease Years shall be the successive twelve (12) month periods following the end of the first Sublease Year.

(b) Base Rent and recurring payments of Additional Rent shall be payable in equal monthly installments, in advance, on the second to last business day of each and every calendar month during the term of this Sublease immediately preceding the date that payment of Base Rent for the corresponding month is due from Sublandlord to Master Landlord under the Master Lease. Payments of Base Rent shall be paid to Sublandlord at Sublandlord’s address set forth above or at such other place as Sublandlord shall from time to time designate, in immediately available funds, without notice, demand, deduction or offset. Base Rent and Additional Rent for any partial month shall be pro-rated on a daily basis. Notwithstanding anything herein to the contrary, Subtenant shall deliver the first monthly installment of Base Rent due hereunder to Sublandlord simultaneously with Subtenant’s execution and delivery of this Sublease.

3.2 Additional Rent.

(a) All amounts other than Base Rent that are due to Sublandlord from Subtenant under this Sublease are hereinafter referred to collectively as “Additional Rent,” and Base Rent and Additional Rent may be referred to collectively as “Rent.”

(b) During the Term, Subtenant shall pay to Sublandlord, as Additional Rent in the manner and at the same time as set forth in Section 3.1 above with respect to Base Rent,

Subtenant’s Share (as hereinafter defined) of (i) Operating Costs (the “Sublease Operating Costs”) and (ii) Taxes (the “Sublease Taxes”), all based upon the amounts billed to Sublandlord pursuant to Article 5 of the Master Lease. As used herein, the term “Subtenant’s Share” shall mean 36.92% of Tenant’s Share, as such term is defined within the Master Lease. Sublandlord shall, within a reasonable period of time after Sublandlord receives corresponding notices or statements from Master Landlord of the estimated monthly payments of Additional Rent due under Article 5 of the Master Lease for the Premises, provide to Subtenant a good faith estimate of the Additional Rent payable from Subtenant under this Section 3.2 for any calendar year (or part thereof) during the Term of this Sublease that such amounts are due and Subtenant shall pay to Sublandlord, at the times and in the manner set forth in Section 3.1 above with respect to Base Rent, an amount equal to 1/12th of such estimated Additional Rent due for such calendar year or part thereof. Within ninety (90) days following receipt by Sublandlord of Master Landlord’s annual reconciliation statement of Operating Costs or Taxes, as applicable, Sublandlord will send to Subtenant a statement together with relevant, non-confidential documentation, establishing the actual Sublease Operating Costs payment or Sublease Taxes payment, as applicable, for such year. If Subtenant has paid more in estimated Additional Rent under this Section than the actual amount due from Subtenant for the applicable year, Sublandlord shall credit such excess against subsequent obligations of Subtenant for Additional Rent (or refund such excess to Subtenant within thirty (30) days if the Term of this Sublease has ended and Subtenant has no further obligation to Sublandlord). If Subtenant has paid less than the actual Additional Rent due under this Section 3.2, Subtenant shall pay any deficiency to Sublandlord within thirty (30) days following receipt of the reconciliation documentation from Sublandlord.

If Subtenant has questions or good faith concerns regarding any amounts or items billed to Sublandlord pursuant to Article 5 of the Master Lease, Sublandlord will use its commercially reasonable efforts to provide further requested information to Subtenant, including from Master Landlord.

3.3 Electricity. Commencing on the Term Commencement Date, and continuing throughout the remainder of the Term or such later date as Subtenant or anyone claiming by, through or under Subtenant remains in occupancy, Subtenant shall pay to Sublandlord, as Additional Rent, an amount equal to Subtenant’s electricity billed to Sublandlord pursuant to Section 9.1 of the Master Lease for any separately metered or check-metered electricity charges for the Subleased Space, or, if the Subleased Space is not separately metered or check-metered at any time during the Term, Subtenant shall pay to Sublandlord Subtenant’s Share of the electricity charges billed to Sublandlord for the Premises, within fourteen (14) days after delivery to Subtenant of an invoice therefor, for the supply of electricity to the Subleased Space. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.5 of the CNDA shall apply to this Section 3.3.

3.4 Water. Commencing on the Term Commencement Date, and continuing throughout the remainder of the Term or such later date as Subtenant or anyone claiming by, through or under Subtenant remains in occupancy, Subtenant shall pay to Sublandlord, as Additional Rent, an amount equal to Subtenant’s Share of water billed to Sublandlord pursuant to Section 9.2 of the Master Lease for any separately metered or check-metered water charges which are attributable to the Subleased Space, if any, within fourteen (14) days after delivery to

Subtenant of an invoice therefor, for the supply of water to the Subleased Space. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.5 of the CNDA shall apply to this Section 3.4.

3.5 Gas. If Subtenant requires gas service for the operation of Subtenant’s laboratory equipment in the Subleased Space, Subtenant shall pay to Sublandlord, as Additional Rent, all charges for gas furnished to the Subleased Space and/or any equipment exclusively serving the Subleased Space based on (i) Master Landlord’s reasonable estimate of such gas usage for the Premises and Sublandlord’s reasonable estimate of such gas usage for the Subleased Space or (ii) metering or submetering equipment installed by Master Landlord. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.5 of the CNDA shall apply to this Section 3.5.

3.6 Additional Charges. Subtenant shall also be responsible for its own utilities, including telephone, facsimile transmitter, internet access, photocopier, and its other business expenses. In addition, if Subtenant shall procure any additional services from Master Landlord, or if additional rent or other sums are incurred for Subtenant’s sole benefit, including, without limitation, repairs and replacements to the Subleased Space caused or permitted by Subtenant, Subtenant shall make such payment to Sublandlord within thirty (30) days after Subtenant’s receipt of an invoice. Any rent or other sums payable by Subtenant to Sublandlord under this Section 3.8 shall constitute and be due as “Rent.”

3.7 Abatement of Rent Under Master Lease. Notwithstanding anything in this Sublease to the contrary, if the rent due under the Master Lease with respect to the Subleased Space is abated in whole or in part during the Term pursuant to the terms of Section 10.7 or Article 15 of the Master Lease, or any other applicable provision of the Master Lease, then the Base Rent and Additional Rent due under this Sublease shall abate for the same period and to the same extent as the rent for the Premises is abated pursuant to such Section 10.7 or Article 15 of the Master Lease, or any other provision of the Master Lease, as applicable.

4. Intentionally omitted.

5. Master Lease

5.1 Compliance. Except to the extent otherwise provided in this Sublease, Subtenant covenants and agrees to assume, perform and observe all the terms, covenants and conditions required to be performed by Sublandlord, as Tenant under the Master Lease, with respect to the Subleased Space and to the extent such Master Lease provisions are incorporated herein, except to the extent such terms, covenants and conditions conflict with the terms of this Sublease and specifically excluding the obligations to pay the Base Rent due under the Master Lease. Subtenant further agrees that Subtenant’s performance of all such obligations shall be performed by Subtenant for the benefit of Sublandlord as well as for the benefit of Master Landlord, and that Sublandlord shall have, with respect to Subtenant, this Sublease and the Subleased Space, all of the rights and benefits provided to Master Landlord by the Master Lease.

5.2 Sublandlord’s Covenants. Sublandlord covenants to Subtenant to perform all of the terms and provisions required of it under the Master Lease and to promptly pay when due all rents due and accruing to Master Landlord, provided Subtenant timely complies with its obligations under this Sublease. Nothing contained in this Sublease shall be construed as a guarantee by Sublandlord of any of the obligations, covenants, warranties, agreements or undertakings of Master Landlord in the Master Lease, nor as an undertaking by Sublandlord to Subtenant on the same or similar terms as are contained in the Master Lease. Sublandlord agrees, upon Subtenant’s request, to use reasonable efforts at Subtenant’s expense to obtain Master Landlord’s consent or approval wherever required by the Master Lease. Sublandlord agrees that if under the Master Lease any right or remedy of Sublandlord or any duty or obligation of Master Landlord is subject to or conditioned upon Sublandlord making any demand upon Master Landlord or giving any notice or request to Master Landlord then, if Subtenant shall so request, Sublandlord, at Subtenant’s expense, shall make such demand or give such notice or request on Sublandlord’s behalf, except that Sublandlord shall not be required to do so with respect to any act or thing as to which Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval.

5.3 Subordination. Subtenant covenants and agrees that this Sublease is expressly made subject and subordinate in all respects to (i) the Master Lease and to all of its terms, covenants and conditions (including without limitation those provisions not incorporated herein by reference, as set forth in Section 1.2 above of this Sublease); and (ii) any and all matters to which the tenancy of Sublandlord, as tenant under the Master Lease, is or may be subordinate. Subtenant agrees that Subtenant has reviewed and is familiar with the Master Lease, and shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees which is prohibited by the Master Lease, or which would constitute a violation or default thereunder, or result in a forfeiture or termination of the Master Lease or render Sublandlord liable for damages, fines, or penalties under the Master Lease. Should the Master Lease expire or terminate during the Term for any reason, this Sublease shall terminate on the date of such expiration or termination of the Master Lease, with the same force and effect as if such expiration or termination date had been specified in this Sublease as the Termination Date and Sublandlord shall have no liability to Subtenant in the event of any such expiration or termination unless such termination is solely and directly caused by the gross negligence or willful misconduct of Sublandlord.

5.4 Benefits of Master Lease. As long as this Sublease is in full force and effect, Subtenant shall be entitled, with respect to the Subleased Space, to the benefit of Master Landlord’s obligations and agreements to furnish utilities and other services to the Subleased Space (and to the tenant thereof) and to repair and maintain the Building and all other obligations of Master Landlord under the Master Lease. Notwithstanding anything provided herein or the Master Lease to the contrary, including the incorporation into this Sublease of the relevant sections of the Master Lease, Subtenant acknowledges and agrees that Sublandlord shall not be obligated to furnish any services or utilities of any nature whatsoever or be responsible for the performance of any of Master Landlord’s covenants or obligations under the Master Lease, and without limitation to Sublandlord’s obligations under Section 5.2 of this Sublease, Sublandlord shall not be liable in damages or otherwise for any negligence of Master Landlord or for any damage or injury suffered by Subtenant as a result of any act or failure to act by Master

Landlord, or any default by Master Landlord in the performance of its obligations under the Master Lease. Sublandlord shall not be bound by and expressly does not make any of the indemnifications, representations or warranties, if any, made by Master Landlord under the Master Lease. If Master Landlord shall default in the performance of its obligations under the Master Lease, or if, prior to default, Subtenant seeks Sublandlord’s reasonable assistance to cause or assure Landlord’s performance of an obligation, Sublandlord, upon receipt of written notice thereof from Subtenant, shall use commercially reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease and to enforce the terms thereof, provided such commercially reasonable efforts shall not require Sublandlord to expend any money or commence any litigation to cause Master Landlord to perform its obligations under the Master Lease. As a condition to Sublandlord exercising any efforts to enforce Master Landlord’s obligations, Sublandlord may require Subtenant to make an advance deposit with Sublandlord of an amount reasonably estimated to reimburse Sublandlord for its costs in connection with such efforts.

5.5 Liability of Sublandlord.

(a) Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant solely as a result of the exercise by Master Landlord of any of the rights reserved to Master Landlord under the Master Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Except as otherwise set forth herein, Subtenant’s obligations to pay Base Rent, Additional Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Master Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Master Landlord under the Master Lease, except if and only to the extent that Sublandlord’s obligation to pay Base Rent, Additional Rent and other charges under the Master Lease with respect to the Subleased Space is actually reduced or abated as a result of Master Landlord’s failure.

(b) Notwithstanding anything contained in this Sublease to the contrary but subject to the last sentence of Section 20.8 of this Sublease with respect to a holdover by Subtenant, neither Sublandlord nor Subtenant shall be liable to the other in connection with any matter arising from or relating to this Sublease for any consequential, punitive, special or indirect damages.

5.6 Approvals and Consents. In all provisions of the Master Lease requiring the approval or consent of, or notice to, Master Landlord, Subtenant shall be required to obtain the approval or consent of, or provide notice to, both Master Landlord and Sublandlord. If Sublandlord is obligated to be reasonable with respect to any approval or consent required under the terms of this Sublease, in addition to and without limitation of any reasons set forth in the Master Lease for which Sublandlord may withhold consent, Sublandlord shall not be deemed to be unreasonable in withholding such consent if Master Landlord withholds its consent thereto and Sublandlord shall have no liability to Subtenant for any loss, damage or injury in the event that Master Landlord withholds its consent.

5.7 Quiet Enjoyment. Sublandlord covenants that, subject to the terms and conditions of the Master Lease and this Sublease, if and so long as Subtenant keeps and performs each term and condition herein contained on its part to be kept and performed, Subtenant shall not be disturbed in the enjoyment of the Subleased Space by Sublandlord or by anyone claiming by, through or under Sublandlord.

5.8 Copies of Notices. Whenever a notice is given or received pursuant to the Master Lease by or to Sublandlord or Subtenant which has relevance to the Subleased Space, Sublandlord and Subtenant each agree promptly to provide the other with a copy of such notice.

6. Signage; Telecommunications; Services.

6.1 Signage. Subtenant, at Subtenant’s sole cost and expense, shall be entitled to (i) building standard signage on the directory board in the Building lobby, and (ii) a building standard identification sign at the entrance to the Subleased Space, subject to Sublandlord’s and Master Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Subject to Master Landlord consenting thereto in the Consent to Sublease, Subtenant also will have the benefit of Sublandlord’s rights under Section 12.2 of the Master Lease regarding Monument Signage, provided that Subtenant shall be responsible for all costs associated with the same, regardless of whether those charges are included in Operating Costs or as a direct charge. All signage shall comply with the terms of the Master Lease and with all federal, state and local rules, regulations, statutes, and ordinances at all times during the Term.

6.2 Telecommunications. Subtenant shall be responsible, at Subtenant’s sole cost and expense, for arranging for all telecommunications and data transmission services to the Subleased Space with the approved service providers for the Building. Subtenant shall, at Subtenant’s sole cost and expense, remove all wiring, cabling and other installations made by Subtenant in the Building on or before the expiration or earlier termination of the Term of this Sublease.

6.3 Supply Cleaning. Subtenant shall have the right to use the glasswash and autoclave in the Premises on the third (3rd) floor for no additional fee. A schedule regarding the use and access of the glasswash and autoclave shall be mutually agreed upon by the Sublandlord and the Subtenant. Service of the glasswash and autoclave shall be coordinated through a vendor mutually agreed upon by the Sublandlord and the Subtenant, the cost of which will be borne by Sublandlord. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.6 of the CNDA shall apply to this Section 6.3.

6.4 Cleaning of Sublease Space. Subtenant is responsible for and will pay directly for all janitorial services it may require for the Subleased Space. Subtenant may, but is not required to, contract for this service with the same provider that cleans the common areas.

6.5 Access and Security. For the avoidance of doubt, it is expressly acknowledged that Subtenant will have the benefit of the terms of Section 1.4(a) of the Master Lease. After-hours access to the Building is provided by a card reader access system. Access to the Subleased

Space is also limited via a card reader system. During the Term of this Sublease, upon Subtenant’s reasonable request, Sublandlord shall provide card reader access cards for each of Subtenant’s employees and designated independent contractors, for Subtenant’s exclusive use, a list of which shall be submitted to Sublandlord and maintained by Subtenant. Sublandlord will facilitate and enable an individual or individuals authorized by Subtenant to add and drop access for specific cardholders directly. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.7 of the CNDA shall apply to this Section 6.5.

6.6 Lab Services Equipment. Sublandlord expressly acknowledges that its obligations under Section 10.1 of the Master Lease in relation to the Lab Services Equipment and Lab Services will continue to apply with respect to this Sublease and Subtenant’s use of the Subleased Space. Sublandlord’s obligations in relation thereto in the Master Lease are not passed to Subtenant, and instead, Subtenant is expressly a third party beneficiary of Sublandlord’s obligations thereunder; unless and to the extent any repair, replacement or maintenance is necessitated as a result of the acts, omissions, negligence or willful misconduct of Subtenant or any of Subtenant’s employees, agents, contractors or invitees, in which case Subtenant shall be responsible for the same in accordance with the terms and conditions of this Sublease. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, this Section 6.6 shall be superseded in its entirety by the provisions of Section III.2 of the CNDA.

7. Security Deposit.

7.1 Amount. Simultaneously with the execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord either (i) cash in the amount of $191,250.00 (the “Cash Security Deposit”), which shall be held by Sublandlord in accordance with this Section 7, or (ii) in the form of an unconditional, irrevocable, absolutely “clean” letter of credit in a face amount equal to 191,250.00 in form and substance reasonably satisfactory to Sublandlord and otherwise reasonably satisfactory to Sublandlord and issued by a banking corporation reasonably satisfactory to Sublandlord and either having its principal place of business or a duly licensed branch or agency in Waltham, Massachusetts (such letter of credit and any replacement thereof, the “Letter of Credit”). Sublandlord shall hold the Cash Security Deposit or the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for the faithful performance and observance by Subtenant thereafter of the terms, provisions, and conditions of this Sublease. Sublandlord has no obligation to pay interest on the Cash Security Deposit and may co-mingle the Cash Security Deposit with Sublandlord’s funds. Neither the Security Deposit, any proceeds therefrom shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Sublandlord’s damages or constitute a bar or defense to any of the Sublandlord’s other remedies under this Sublease or at law or in equity upon Subtenant’s default.

7.2 Letter of Credit. If Subtenant elects to deliver the Security Deposit in the form of a Letter of Credit, the Letter of Credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Sublandlord given not less than forty-five (45) days prior to the expiration thereof. Subtenant shall, throughout the Term of this Sublease, deliver to Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof no later than thirty (30) days prior to the expiration date of the preceding Letter of Credit. The term of each such Letter of Credit shall be not less than one year and shall be automatically renewable from year to year as aforesaid. Notwithstanding the foregoing, if Sublandlord shall elect, in its sole discretion, to accept a Letter of Credit which is subject to a final expiration date, Subtenant shall deliver a replacement of or amendment to such Letter of Credit no later than thirty (30) days prior to such final expiration date, and the final Letter of Credit delivered to Sublandlord pursuant to this Section 7 shall have a final expiration date occurring not earlier than sixty (60) days following the expiration date of this Sublease. If Subtenant shall fail to obtain any replacement of or amendment to a Letter of Credit within any of the applicable time limits set forth in this Section 7, Subtenant shall be in default of its obligations under this Section 7 immediately and without need for any additional notice or cure period, and Sublandlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Letter of Credit and use, apply and retain the same as security, and notwithstanding such draw by Sublandlord, Sublandlord shall have the right (but not the obligation), at its option, to give written notice to Subtenant stating that such failure by Subtenant to deliver such replacement of or amendment to the Letter of Credit constitutes a continuing default by Subtenant of its obligations under this Section 7, and in the event that Subtenant shall not have delivered such replacement or amendment to Sublandlord within fifteen (15) business days after Subtenant’s receipt of such notice, Sublandlord may give to Subtenant a notice of intention to end the Term of this Sublease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days, this Sublease and the term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Sublease, but Subtenant shall remain liable for damages as provided in Section 15 hereof. Upon delivery to Sublandlord of any such replacement of or amendment to the Letter of Credit within the fifteen (15) business day period described in the preceding sentence, such default shall be deemed cured and Sublandlord shall return to Subtenant the proceeds of the Letter of Credit which had been drawn by Sublandlord pursuant to the preceding sentence (or any balance thereof to which Subtenant is entitled).

7.3 Use. In the event Subtenant Defaults in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Sublease beyond notice (the delivery of which shall not be required for purposes of this Section 7 if Sublandlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency laws) and the expiration of any applicable cure periods, including, but not limited to, the payment of Base Rent and Additional Rent, Sublandlord may, at its election, (but shall not be obligated to) apply the Cash Security Deposit or draw down the entire Letter of Credit or any portion thereof and use, apply or retain the whole or any part of the security represented by the Security Deposit to the extent required for the payment of: (i) Base Rent and Additional Rent or any other sum as to which Subtenant is in default, (ii) any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Sublease, including but not limited to, any reletting costs or expenses (including, without limitation, any free rent, Subtenant improvement allowance, leasing commissions, attorneys’ fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the Subleased Space), (iii) any damages or deficiency in the reletting of the Subleased Space, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord, or (iv) any damages awarded to Sublandlord in accordance with the terms and conditions of Section 15 hereof, it being understood that any use of the whole or any part of the security represented by the Letter of Credit shall not constitute a bar or defense to any of Sublandlord’s other remedies under this Sublease or any law, rule or regulation. To insure that Sublandlord may utilize the security represented by the Letter of Credit in the manner, for the purpose, and to the extent provided in this Section 7, each Letter of Credit shall provide that the full amount or any portion thereof may be drawn down by Sublandlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Sublandlord’s draft drawn on the issuing bank without accompanying memoranda or statement of beneficiary. In no event shall the Letter of Credit require Sublandlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement and in no event shall the issuing bank or Subtenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Sublease. In no event and under no circumstance shall the draw down on or use of any amounts under the Letter of Credit constitute a basis or defense to the exercise of any other of Sublandlord’s rights and remedies under this Sublease or under any law, rule or regulation.

7.4 Restoration. In the event that Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of the Sublease beyond notice and the expiration of any applicable cure periods and Sublandlord utilizes all or any part of the security represented by the Security Deposit but does not terminate this Sublease as provided in Section 15.2 hereof, Sublandlord may, in addition to exercising its rights as provided in Section 7.2 hereof, retain the unapplied and unused balance of the portion of the Letter of Credit drawn down by Sublandlord as a Cash Security Deposit as security for the faithful performance and observance by Subtenant thereafter of the terms, provisions, and conditions of this Sublease, and may use, apply, or retain the whole or any part of any such Cash Security Deposit to the extent required for payment of Base Rent and Additional Rent, or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants, and conditions of this Sublease. In the event Sublandlord uses, applies or retains any portion or all of the security represented by the Security Deposit, Subtenant shall forthwith restore the amount so used, applied or retained (at Sublandlord’s option, either by the deposit with Sublandlord of cash or the provision of a replacement Letter of Credit) so that at all times the amount of the security represented by the Security Deposit shall be not less than the security required herein, failing which Subtenant shall be in default of its obligations under this Section 7 and Sublandlord shall have the same rights and remedies as for the non-payment of Base Rent beyond the applicable grace period.

7.5 Return. Sublandlord shall return the Security Deposit, whether in the form of cash or Letter of Credit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Subtenant within thirty (30) days of the Termination Date or earlier termination of this Sublease and surrender of possession of the Subleased Space by Subtenant to Sublandlord at such time, provided that there is then existing no Default of Subtenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Subtenant).

7.6 In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, Sections 7.1 through 7.5 shall be superseded in their entirety by the provisions of Section II.3 of the CNDA.

8. Delivery Condition of the Subleased Space. Sublandlord delivers the Subleased Space to Subtenant in their “AS IS” condition with all faults and without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Subleased Space for Subtenant’s occupancy or to pay any money to prepare the Subleased Space for Subtenant’s occupancy, except that Sublandlord is responsible to ensure that all base building systems, including but not limited to HVAC, electrical, life safety and plumbing systems are in good working condition and suitable for laboratory uses. Without limiting Sublandlord’s obligations per the preceding sentence, Subtenant acknowledges that Sublandlord has made no warranty or representation, express or implied, as to the present or future condition of the Subleased Space or the fitness and availability of the Subleased Space for any particular use or any other matter relating to this Sublease by Sublandlord, Master Landlord, Sublandlord’s or Subtenant’s Brokers or any other parties and Subtenant has relied upon its own examination of the Subleased Space in entering into this Sublease. By taking possession of the Subleased Space, Subtenant accepts the Subleased Space in their “AS IS” condition, subject to all applicable zoning, municipal, county, state and federal laws, ordinances, and regulations governing and regulating the use of the Subleased Space and any covenants or restrictions of record. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.3 of the CNDA shall apply to this Section 8.

9. Furniture.

9.1 Sublandlord’s Furniture. Sublandlord shall deliver the Subleased Space in its “AS IS,” where is, condition, but with the furniture identified on Exhibit B attached hereto (“Sublandlord’s Furniture”) in the Subleased Space, which shall include the installation of two (2) Biosaftey Cabinets (“BSC”) in the tissue culture suite located in the Premises for use by Subtenant, which BSCs will have been inspected and certified for use by appropriate authorities. Placement of the BSCs shall be reasonably coordinated with Subtenant. Subtenant agrees to take all actions necessary or appropriate to ensure that Sublandlord’s Furniture shall be and remain personal property, and nothing in this Sublease shall be constituted as conveying to Subtenant any interest in Sublandlord’s Furniture other than its interest as a Subtenant. Subtenant shall, at its expense, protect and defend the interest of Sublandlord in Sublandlord’s Furniture against all third party claims; keep Sublandlord’s Furniture free and clear of any mortgage, security interest, pledge, lien, charge, claim, or other encumbrance (collectively, a “Lien”), except any Lien arising solely through acts of Sublandlord; and indemnify and defend Sublandlord against any claim, liability, loss, damage, or expense arising in connection with any of the foregoing. Sublandlord’s Furniture shall be used by Subtenant only at the Subleased Space and in the ordinary conduct of its business. Subtenant shall, at its expense, repair, maintain and replace Sublandlord’s Furniture so that it will remain in the same condition as when delivered to Subtenant, ordinary wear and tear from proper use excepted. In addition, Subtenant hereby assumes all other risks and liabilities, including without limitation personal injury or death and property damage, arising with respect to Sublandlord’s Furniture (unless solely through Sublandlord’s willful misconduct), howsoever arising, in connection with any event occurring prior to such Sublandlord’s Furniture’s return in accordance herewith. Subtenant hereby assumes liability for, and shall pay when due, and shall indemnify and defend Sublandlord against, all fees, taxes, and governmental charges (including without limitation interest and penalties) of any nature imposed upon or in any way relating to Sublandlord’s Furniture. In addition, Sublandlord makes no other representation or warranty, express or implied, as to any matter whatsoever, including without limitation the design or condition of Sublandlord’s Furniture, its merchantability, durability, suitability or fitness for any particular purpose, the quality of the material or workmanship of Sublandlord’s Furniture, or the conformity of Sublandlord’s Furniture to the provisions or specifications of any purchase order relating thereto, and Sublandlord hereby disclaims any and all such representations and warranties. Upon the expiration of the term of this Sublease, Subtenant shall surrender Sublandlord’s Furniture to Sublandlord in the condition required hereunder. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.3 of the CNDA shall apply to this Section 9.1.

9.2 Subtenant’s FF&E. Subtenant acknowledges and agrees that Sublandlord is not obligated to provide any other furniture, furnishings, or equipment in the Subleased Space other than Sublandlord’s Furniture, and Subtenant agrees that it will be solely responsible for providing any other furniture, furnishings, and equipment necessary for Subtenant’s occupancy (“Subtenant’s FF&E”). Prior to expiration of the Term or earlier termination of this Sublease, unless otherwise agreed to by Sublandlord or as expressly provided in this Sublease, Subtenant shall remove all of Subtenant’s FF&E and restore the Subleased Space to the same condition as when received, excepting only ordinary wear and tear and damage by fire or other insured Casualty. If Subtenant fails to remove Subtenant’s FF&E and restore the Subleased Space, then Sublandlord shall have the right to do so, and charge Subtenant the actual costs therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublandlord. Subtenant’s obligations under this Section 9.2 shall survive the expiration or earlier termination of this Sublease. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.3 of the CNDA shall apply to this Section 9.2.

10. Repairs; Alterations; Maintenance

10.1 Approval Required. Subtenant at its own cost shall keep the Subleased Space in good condition and repair and in accordance with the applicable terms of the Master Lease. Subtenant shall not perform or cause to be performed any interior or exterior improvements to the Subleased Space (“Subtenant Alterations”) without the prior written consent of Master Landlord (in accordance with the terms of the Master Lease) and Sublandlord, to be granted or withheld in Sublandlord’s sole and absolute discretion. Subtenant shall reimburse Master Landlord and Sublandlord for all costs they may incur in connection with reviewing Subtenant’s proposed Subtenant Alterations, including, without limitation, Master Landlord’s and Sublandlord’s reasonable engineers’, architects’, attorneys’ and other consultants’ fees and costs.

10.2 Sublandlord Conditions to Approval. If Master Landlord and Sublandlord do approve the proposed Subtenant Alterations in addition to all the requirements of the Master Lease, Sublandlord may impose as a condition to its consent such requirements as Sublandlord may deem reasonable and desirable, including without limitation the requirement that

Subtenant’s contractors and subcontractors at all tiers be approved by Sublandlord and that Subtenant and/or Subtenant’s contractor(s) post a payment and/or completion bond to guarantee the performance of its construction obligations. Subtenant shall pay the full cost of designing and constructing the Subtenant Alterations and shall keep the Subleased Space and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by or on behalf of Subtenant. In accordance with the incorporated provisions of the Master Lease, Subtenant shall provide Master Landlord and Sublandlord with: (a) copies of all permits obtained by Subtenant in connection with performing the Subtenant Alterations, prior to commencing construction; and (b) meet all requirements provided for in the Master Lease or as may be provided by Master Landlord for construction rules and regulations. It is expressly agreed that Subtenant will be permitted, in its discretion, to install a third BSC in the Subleased Space. To the extent that this might constitute a “Subtenant Alteration”, Sublandlord hereby consents to such installation.

10.3 Removal. Prior to expiration of the Term or earlier termination of this Sublease, if Sublandlord so directs, Subtenant shall remove all of the Subtenant Alterations and restore the Subleased Space to the same condition as when received, excepting only ordinary wear and tear and damage by fire or other insured Casualty. If Subtenant fails to remove the Subtenant Alterations and restore the Subleased Space, then Sublandlord shall have the right to do so, and charge Subtenant the actual costs therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublandlord. Subtenant may request in writing to Sublandlord at the time Subtenant presents any plans to Sublandlord for review that Sublandlord designate whether Sublandlord will require that the proposed alterations shown on the plans be removed at the expiration or earlier termination of the Term of this Sublease and, if such is so requested in writing, Sublandlord agrees, if expressly requested by Subtenant in writing, to make such designation at the time Sublandlord reviews and responds to Subtenant’s plans, provided, however, Sublandlord may defer notification until Master Landlord responds to such request in accordance with the terms of the Master Lease. Subtenant’s obligations under this Section 10.3 shall survive the expiration or earlier termination of this Sublease. It is expressly agreed that, if installed, a third BSC may, in Subtenant’s discretion, be left in the Subleased Space on surrender of the Subleased Space.

11. Parking. Subtenant shall have the right, free of charge for the Term, to use up to thirty-five (35) parking spaces, located at the surface or “828 Garage” parking areas serving the Building, all on a non-reserved, first come first served basis, and all in accordance with the terms and conditions of Section 1.3(b) of the Master Lease.

12. Assignment or Subleasing

12.1 Applicability of Master Lease. Except as otherwise provided herein, Sublandlord and Subtenant shall have the rights and obligations as set forth in Article 13 of the Master Lease with respect to any assignment or sublease of the Subleased Space. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.11 of the CNDA shall apply to this Section 12.

12.2 Form of Document. Every assignment, agreement, or sublease shall contain such terms and conditions as shall be reasonably requested by Sublandlord’s attorneys, and recite that: (a) it is and shall be subject and subordinate to the provisions of this Sublease and the Master Lease; (b) the assignee or subtenant assumes Subtenant’s obligation hereunder; and (c) the termination of this Sublease shall, at Sublandlord’s sole election, constitute a termination of every such assignment or sublease.

12.3 No Release of Subtenant. Regardless of Sublandlord’s and Master Landlord’s consent, no subletting or assignment shall release Subtenant of Subtenant’s obligation or alter the primary liability of Subtenant to pay the Rent and to perform all other obligations to be performed by Subtenant under this Sublease. The acceptance of Rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease. In the event of default by Subtenant or any successor or assignee which remains uncured after any applicable notice and cure periods, if any, Sublandlord may proceed directly against Subtenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

12.4 Permitted Atlas Transfers. Without limitation to the applicability of the terms of Article 13 of the Master Lease, as incorporated herein per the terms of this Sublease, it is further agreed that, for purposes of Section 13.7 of the Master Lease, any company in which an Atlas Venture fund is an investor and that meets the Financial Test (as hereinafter defined), will be considered an “Affiliated Entity”. The “Financial Test” shall mean that the company’s total cash and cash equivalents, taken at the time of the Transfer, divided by their 12-month forward-looking net loss (as a positive number) is greater than 1.5. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section III.8 of the CNDA shall apply to this Section 12.4.

12.5 Default. An involuntary assignment which remains uncured after the applicable notice and cure periods set forth in this Sublease shall constitute a Default by Subtenant and in such event Sublandlord may elect, in addition to other remedies, to terminate this Sublease. If this Sublease is terminated, it shall not be treated as an asset of Subtenant.

13. Insurance. Subtenant, at its sole cost and expense, shall procure and maintain during the Term all insurance types and coverages required to be maintained by the Tenant under the Master Lease with respect to the Subleased Space, except that it is agreed that Subtenant’s insurance as required by Section 14(a) of the Master Lease, may exclude umbrella liability coverage if Subtenant carries commercial general liability insurance meeting the requirements thereof, and in amounts of at least $2,000,000 per occurrence and $4,000,000 in the aggregate. Sublandlord and Master Landlord shall be named as additional insureds on all such insurance policies except with respect to coverages solely on Subtenant’s furniture, equipment and other personal property in the Subleased Space. Subtenant hereby agrees that the property damage insurance carried by Subtenant hereunder shall provide for the waiver by the insurance carrier of any right of subrogation against Sublandlord and Master Landlord, and Subtenant further agrees that, with respect to any damage to property, the loss of which is covered by insurance carried by Subtenant or which would have been covered by the insurance coverages required to be carried by Subtenant under this Sublease, Subtenant releases Sublandlord and

Master Landlord from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, this Section 13 shall be superseded in its entirety by the provisions of Section III.9 of the CNDA.

14. Indemnity. Subtenant’s indemnity obligations under the Master Lease which are incorporated by reference herein shall protect both Sublandlord and the other parties referenced in the Master Lease.

15. Default

15.1 Default Described. The occurrence of any of the following shall constitute a material breach of this Sublease and a “Default” by Subtenant: (a) failure to pay Rent or any other amount within three (3) business days after the date it is due (a “monetary default”); (b) all those items of default set forth in the Master Lease which remain uncured after the cure period provided in the Master Lease, less three (3) business days; and/or (c) Subtenant’s failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein. Notwithstanding the provisions of clause (a) above to the contrary, Sublandlord agrees that, with respect to the first instance per calendar year on which there is a monetary default, Sublandlord will provide Subtenant with a written notice that such payment was not received and such failure will not constitute a Default of Subtenant unless such failure to pay is not cured within three (3) business days after receipt of such notice from Sublandlord. Other than the first monetary default per calendar year, Sublandlord will not be required to provide Subtenant with a notice of nonpayment as to any other monetary default by Subtenant during that same calendar year before such monetary default will constitute a Default by Subtenant under this Sublease.

15.2 Sublandlord’s Remedies. Sublandlord shall have, on account of any Default by Subtenant, all of the rights and remedies set forth in the Master Lease as if Sublandlord is Master Landlord. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

16. Brokers. Pursuant to separate agreements, Sublandlord agrees to pay a broker’s commission to CBRE and Jones Lang LaSalle (“Brokers”). Sublandlord and Subtenant each represent and warrant to the other that, except for the Brokers, it has had no dealings with any real estate brokers or agents in connection with this Sublease, and it knows of no real estate broker or agent who is entitled to a commission, finder’s fee or similar compensation in connection with this Sublease. Except for the Brokers, Sublandlord and Subtenant each shall defend, indemnify and hold the other harmless from and against all liabilities and expenses (including reasonable attorneys’ fees and costs) arising from any claims for a commission, finder’s fees or similar compensation based on the indemnitor’s dealings or contacts in connection with this Sublease. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, the provisions of Section I.9 of the CNDA shall apply to this Section 16.

17. Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing and shall be: (a) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”); (b) transmitted by electronic mail (“email”), if such email is promptly followed by a Notice sent by one of the other methods permitted hereunder; (c) delivered by a nationally recognized overnight courier; or (d) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Subtenant at the addresses set forth below, or to such other place as Subtenant may from time to time designate in a Notice to Sublandlord, or to Sublandlord at the addresses set forth below, or to such other places as Sublandlord may from time to time designate in a Notice to Subtenant. Any Notice will be deemed given: (i) five (5) days after the date it is posted if sent by Mail; (ii) the date the email is transmitted; (iii) the date the overnight courier delivery is made; or (iv) the date personal delivery is made. Any Notice given by an attorney on behalf of Sublandlord shall be considered as given by Sublandlord and shall be fully effective. Any Notice given by an attorney on behalf of Subtenant shall be considered as given by Subtenant and shall be fully effective. As of the date of this Sublease, any Notices to Sublandlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Arrakis Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

As of the date of this Sublease, any Notices to Subtenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:

400 Technology Square, 10th Floor

Cambridge, Massachusetts 02139

From the Rent Commencement Date, any Notices to Subtenant must be sent, transmitted, or delivered, as the case may be, to the following address:

830 Winter Street

Waltham, Massachusetts 02451

Each party to this Sublease shall send to the other party copies of any and all notices and other communications it shall send to and receive from Master Landlord relating to the Subleased Space. Either party may designate different addresses for notice to such party by delivery of written notification of such changes to the other party in accordance with the notice provisions of this Sublease.

18. Surrender. Subtenant shall keep the Subleased Space, and every part thereof, in good order and repair and Subtenant shall surrender the Subleased Space (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that was either provided by

Sublandlord or Master Landlord) at the expiration or earlier termination of the Term of this Sublease in the same condition as when received, excepting only ordinary wear and tear and damage by fire or other insured Casualty, and shall comply with Section 21.1(b) of the Master Lease. Subtenant shall remove Subtenant’s FF&E and all of the Subtenant Alterations designated by Sublandlord pursuant to Section 10.3 of this Sublease. If Subtenant fails to remove the Subtenant Alterations or Subtenant’s FF&E and restore the Subleased Space, then Sublandlord shall have the right to do so, and charge Subtenant the actual costs therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublandlord. Subtenant’s obligations under this Section 18 shall survive the expiration or earlier termination of this Sublease.

19. Master Landlord’s Consent. This Sublease is expressly conditioned upon Master Landlord’s written consent to this Sublease (the “Consent to Sublease”), which such Consent to Sublease Sublandlord shall use commercially reasonable efforts to obtain. In the event that Master Landlord’s Consent to Sublease has not been received within forty-five (45) days after the date of this Sublease, then either party may elect to terminate this Sublease by delivering five (5) days prior written notice of such election to the other party within ten (10) business days following the expiration of such forty-five (45) day period and whereupon this Sublease shall be null and void and of no further force and effect unless such Consent to Sublease is obtained prior to the expiration of such five (5) business day period.

20. Miscellaneous

20.1 Time of Essence. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor, including, without limitation, the giving of any Notice required to be given under this Sublease or by law, the time periods for giving any such Notice and for taking of any action with respect to any such Notice.

20.2 Partial Invalidity. If any term, provision or condition contained in this Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Sublease shall be valid and enforceable to the fullest extent possible permitted by law; provided that, if a material provision is adjudged void or unenforceable, the parties shall negotiate, in good faith, an equitable adjustment to such other provisions of this Sublease as may be necessary or appropriate to effectuate as closely as possible the parties’ intent as evidenced by this Sublease.

20.3 Entire Agreement. There are no oral agreements between the parties hereto affecting this Sublease and this Sublease constitutes the parties’ entire agreement with respect to the leasing of the Subleased Space and supersedes and cancels any and all previous negotiations, arrangements, letters of intent, agreements and understandings, if any, between the parties, and none thereof shall be used to interpret or construe this Sublease. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties.

20.4 Authority. Subtenant represents and warrants that it is duly formed in Delaware, and is an existing entity qualified to do business in the Commonwealth of Massachusetts and that Subtenant has full right and authority to execute, deliver and perform this Sublease. Subtenant represents and warrants to the Sublandlord that neither its execution, delivery of performance of this Sublease shall cause it to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is bound, and Subtenant shall protect, defend, indemnify and hold Sublandlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from a breach of this representation and warranty by Subtenant.

20.5 Attorneys’ Fees. In the event that either Sublandlord or Subtenant should bring suit for the possession of the Subleased Space, for the recovery of any sum due under this Sublease, or because of the breach of any provision of this Sublease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party. In any case where Subtenant requests permission from Sublandlord to assign, sublet, make alterations, or receive any other consent or obtain any waiver from or modification to the terms of this Sublease, Subtenant shall pay to Sublandlord any reasonable third party review fees and Sublandlord’s reasonable out of pocket attorneys’ fees incurred by Sublandlord in reviewing such request; provided, however, Subtenant’s liability relating to third party out of pocket legal fees for request for consent related to assignment and subletting shall not exceed $2,500 per request.

20.6 Governing Law; WAIVER OF TRIAL BY JURY. This Sublease shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, SUBLANDLORD AND SUBTENANT HEREBY BY CONSENT TO: (A) THE JURISDICTION OF ANY FEDERAL, STATE, COUNTY OR MUNICIPAL COURT SITTING IN THE COMMONWEALTH OF MASSACHUSETTS; (B) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY MASSACHUSETTS LAW; AND (C) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT’S USE OR OCCUPANCY OF THE SUBLEASED SPACE, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

20.7 Confidentiality. Sublandlord and Subtenant each acknowledge that the content of this Sublease and of the Master Lease and any related documents are confidential information. Each shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than its financial, legal, and space planning consultants, all of whom shall be subject to this confidentiality provision, and as otherwise required by law.

20.8 Holding Over. Subtenant shall have no right to holdover. If Subtenant does not surrender and vacate the Subleased Space at the expiration of the Term or earlier termination of this Sublease, Subtenant shall be a tenant at sufferance and Rent shall be the monthly Base Rent at the Hold Over Percentage (as hereinafter defined) that was payable under the Master Lease for the entire Premises as of the last month of the Term, plus, all other Additional Rent and other charges payable by Sublandlord under the Master Lease for the entire Premises during such period. The “Hold Over Percentage” shall be 150% for the first sixty (60) days of such holdover, and 200% for any period of hold over after the first sixty (60) days. In connection with the foregoing, Sublandlord and Subtenant agree that the reasonable rental value of the Subleased Space following the Termination Date or earlier termination of the Sublease shall be the amounts set forth above. Sublandlord and Subtenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Subleased Space and that the reasonable rental value established in this Section 20.8 is a reasonable estimate of the damage that Sublandlord would suffer as the result of Subtenant’s failure to timely surrender possession of the Subleased Space. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord if Subtenant fails to surrender the Subleased Space upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, if Subtenant’s holding over in the Subleased Space persists for more than thirty (30) days, Subtenant shall indemnify, defend and hold Sublandlord harmless from all claims, liabilities, losses and expenses, including reasonable attorneys’ fees and costs, resulting from such failure. In the event that the Master Lease is terminated prior to the Termination Date of this Sublease, this Section 20.8 shall be superseded in its entirety by the provisions of Section III.10 of the CNDA.

20.9 Successors and Assigns. Subject to the limitations set forth in Section 12, this Sublease shall be binding upon each of the parties and their respective successors and assigns.

20.10 Interpretation. Preparation of this Sublease has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

20.11 Consent. In any instance in which this Sublease or the Master Lease requires the consent of either Sublandlord or Master Landlord, the consent of both Sublandlord and Master Landlord shall be required.

20.12 Exhibits and Attachments. All Exhibits and attachments to this Sublease are a part hereof.

20.13 Counterparts. This Sublease may be executed in counterparts with the same effect as if both parties had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. Pages may be transmitted by facsimile or electronically and each of will be deemed an original. The signature pages of counterpart copies may be assembled to form one instrument.

[Remainder of page intentionally left blank; Signatures to follow]

The parties have executed this Sublease as of the Effective Date.

Sublandlord:	ARRAKIS THERAPEUTICS, INC., a Delaware corporation

	By:	/s/ Michael Gilhan

	Name & Title:	President : CEO

Subtenant:	DYNE THERAPEUTICS, INC., a Delaware corporation

By:

Name & Title:

The parties have executed this Sublease as of the Effective Date.

Sublandlord:	ARRAKIS THERAPEUTICS, INC., a Delaware corporation

By:

Name & Title:

Subtenant:	DYNE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Romesh R. Subramanian

Name & Title:	Romesh R. Subramanian, CEO

24